Exhibit 99.2

ViaSat Announces Cash Tender Offer for its 6.875% Senior Notes Due 2020

Carlsbad, Calif. – September 5, 2017 – ViaSat, Inc. (Nasdaq: VSAT) has commenced a cash tender offer to purchase any and all of its $575 million in aggregate principal amount of outstanding 6.875% Senior Notes due 2020 (CUSIP No. 92552VAF7) (the “Notes”). The tender offer is being made on the terms and subject to the conditions set forth in an Offer to Purchase and related Letter of Transmittal, each dated September 5, 2017.

The tender offer is subject to the satisfaction or waiver of certain conditions, as described in the Offer to Purchase, including the condition that ViaSat shall have received net proceeds from one or more debt financings sufficient to repurchase all of the Notes tendered, including the payment of all accrued and unpaid interest, and costs and expenses incurred in connection with the tender offer, as described in more detail in the Offer to Purchase.

ViaSat is offering to purchase Notes validly tendered (and not validly withdrawn) prior to 5:00 p.m., New York City time, on September 20, 2017 unless extended (the “Expiration Time”) at a price of $1,019.00 for each $1,000 in principal amount of Notes (the “Tender Offer Consideration”), plus accrued and unpaid interest up to, but not including, the settlement date for the tender offer. ViaSat expects the settlement date to occur on September 21, 2017. Notes validly tendered may be validly withdrawn at any time prior to 5:00 p.m., New York City time, on September 20, 2017 (the “Withdrawal Time”). Tendered notes may not be validly withdrawn after the Withdrawal Time, except under certain limited circumstances required by law.

Concurrently with the commencement of the tender offer, ViaSat issued a conditional notice of redemption to holders of the Notes to redeem any and all Notes that remain outstanding after completion of the tender offer.

ViaSat has engaged BofA Merrill Lynch as the Dealer Manager for the tender offer. BofA Merrill Lynch can be contacted at (888) 292-0070 (toll-free) and (980) 387-9534 (collect).

The complete terms and conditions of the tender offer are set forth in the Offer to Purchase. Holders of Notes are urged to read the tender offer documents carefully before making any decision with respect to the tender offer. Holders may obtain copies of the Offer to Purchase and the Letter of Transmittal from D.F. King & Co., Inc., the Information Agent and Tender Agent for the tender offer, at (212) 269-5550 (brokers and banks) and (888) 548-6498 (all others; toll-free) or at www.dfking.com/vsat.

This press release is for information purposes only and is not an offer to purchase or a solicitation of an offer to purchase with respect to any of the Notes. The tender offer is being made solely pursuant to the tender offer documents, including the Offer to Purchase, that ViaSat is distributing to holders of the Notes. The tender offer is not being made to holders of Notes in any jurisdiction in which the making or acceptance thereof would not be in compliance with the securities, blue sky or other laws of such jurisdiction.

Neither ViaSat, the Dealer Manager nor the Information Agent and Tender Agent, nor any other person makes any recommendation as to whether holders of Notes should tender their Notes, and no one has been authorized to make such a recommendation.

Safe Harbor Statement

This press release contains forward-looking statements that are subject to the safe harbors created under the Securities Act of 1933 and the Securities Exchange Act of 1934. Forward-looking statements include, among others, statements regarding the payment of the Tender Offer Consideration and the redemption of any untendered Notes, and are generally identified with words such as “believe,” “could,” “expect,” “intend,” “may,” “plan,” “will” and similar expressions. Such statements reflect management’s current expectations and judgment as of the date of this press release. Risks, uncertainties and assumptions that could affect ViaSat’s forward-looking statements include, among other things, the completion of the tender offer. In addition, please refer to the risk factors contained in ViaSat’s SEC filings available at www.sec.gov, including ViaSat’s most recent Annual Report on Form 10-K and Quarterly Reports on Form 10-Q. Readers are cautioned not to place undue reliance on any forward-looking statements, which speak only as of the date on which they are made. ViaSat undertakes no obligation to update or revise any forward-looking statements for any reason.

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